Exhibit 99.1

                Kerr-McGee Chemical Announces Plans to Shut Down
                ------------------------------------------------
              Sulfate Pigment Production at Georgia, U.S. Facility
              ----------------------------------------------------
                Georgia Chloride Facility to Continue Operations
                ------------------------------------------------

     Oklahoma City, Sept. 15, 2004 - Kerr-McGee Chemical LLC, a wholly owned affiliate of Kerr-McGee Corp. (NYSE: KMG), announces plans to shut down its titanium dioxide pigment sulfate production at the Savannah, Ga., U.S. facility, by the end of September 2004. Kerr-McGee Chemical is the world's third-largest producer and marketer of titanium dioxide pigment, an inorganic whitener and opacifier for paints, plastics, paper, inks and hundreds of consumer products. The Savannah sulfate production accounted for approximately 4% of the company's total worldwide pigment production in the first half of 2004. The company expects this decision to result in an improvement in Kerr-McGee Chemical's operating profit of approximately $15 million annually.
     "Production  of  titanium  dioxide  pigment  remains  a core  business  for
Kerr-McGee, and the Savannah chloride facility is an important part of our global operations and will continue operations," said Tom Adams, Kerr-McGee Chemical vice president and general manager of the Pigment Division. "However, demand and prices for sulfate anatase pigments, particularly in the paper market, has declined in North America consistently during the past several years. The decreasing volumes, along with unanticipated environmental and infrastructure issues discovered when Kerr-McGee acquired the facility in 2000, contributed to the decision. These combined factors have created unacceptable financial returns for the Savannah sulfate facility. Therefore, we will shut down all sulfate production at our Savannah facility."
     Titanium dioxide pigment is produced through either a chloride or sulfate process. Chloride-process pigment accounts for approximately 60% of worldwide consumption and is used in the manufacture of coatings, plastics and other everyday consumer products. Sulfate-process grades are used in the manufacture of paper, plastics and specialty products such as catalysts, cosmetics, food and pharmaceuticals.
     "Growth in the pigment industry is in the chloride-process grades, with sulfate-process grades fulfilling specialty needs," Adams explained. "We are focused on leveraging our expertise and proprietary chloride technology to increase margins worldwide and enhance the profitability of our chemical business."
     The company also plans to end production at the Savannah gypsum plant that uses by-product from the sulfate process to manufacture gypsum. Kerr-McGee will continue sales and service of gypsum with current inventory.
     Kerr-McGee expects to take an after-tax special charge of approximately $75 million to $85 million in the third quarter of 2004, primarily related to the shutdowns.
     The Savannah facility's workforce of 410 will be reduced by approximately 100 positions. In addition, the facility will decrease its daily contractor workforce by approximately 40 positions.
     "Kerr-McGee's sulfate strategy now centers around the Uerdingen, Germany plant, which has the ability to make a variety of grades for different sulfate applications," Adams said.
     Kerr-McGee expects to fill North American sulfate paper customer commitments with its current inventory. After the inventory is depleted, Kerr-McGee will no longer provide sulfate-process pigment to the North American paper market. The company will continue to serve other global sulfate requirements from its Uerdingen plant, which has an annual capacity of 107,000 tonnes.

Provision for Noncash Environmental Charges
-------------------------------------------
     Kerr-McGee Corp. announced that the company expects to record environmental noncash provisions of approximately $45 million to $50 million after taxes in the third quarter of 2004, for remediation of former sites. The environmental provision incorporates new information into the company's analysis and review of environmental remediation projects. These costs relate to activities at various sites of former operations, including a closed chemical site in West Chicago, Ill., an oil and gas field in Los Angeles County and two former refining operations in Oklahoma.
     Kerr-McGee Corp. is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion.

                                      # # #

Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, including higher margins, production expectations and future increases in profitability, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the word "plans," "expects" or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the price of titanium dioxide pigment and other chemical products, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's chemical businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

Media Contacts:   Debbie Schramm                     John Christiansen
                  Direct: 405-270-2877               Direct: 405-270-3995
                  Pager: 1-888-734-8294              Cell:  405-406-6574
                  dschramm@kmg.com                   jchristiansen@kmg.com


Investor Contact: Rick Buterbaugh
                  Direct: 405-270-3561